Exhibit 99.1

The J. M. Smucker Company
Unaudited Reportable Segments Supplemental Information
(Revised to Reflect the New Segment Profit Definition)

	Three Months Ended July 31,
	2015	2014
	(Dollars in millions)
Segment profit:
U.S. Retail Coffee	$173.8	$155.8
U.S. Retail Consumer Foods	119.4	119.5
U.S. Retail Pet Foods	116.8	—
International and Foodservice	36.1	35.8
Total segment profit	$446.1	$311.1
Amortization	(53.0)	(24.9)
Interest expense – net	(44.4)	(17.4)
Unallocated derivative losses	(10.0)	(21.4)
Cost of products sold – special project costs (A)	(3.1)	(0.4)
Other special project costs (A)	(22.9)	(8.6)
Corporate administrative expenses	(90.0)	(64.2)
Other income – net	0.1	1.3
Income before income taxes	$222.8	$175.5

	Three Months Ended October 31,		Six Months Ended October 31,
	2015	2014	2015	2014
	(Dollars in millions)
Segment profit:
U.S. Retail Coffee	$180.4	$169.4	$354.2	$325.2
U.S. Retail Consumer Foods	127.3	127.3	246.7	246.8
U.S. Retail Pet Foods	115.0	—	231.8	—
International and Foodservice	55.6	42.9	91.7	78.7
Total segment profit	$478.3	$339.6	$924.4	$650.7
Amortization	(53.0)	(25.2)	(106.0)	(50.1)
Interest expense – net	(42.6)	(16.2)	(87.0)	(33.6)
Unallocated derivative gains (losses)	6.0	7.6	(4.0)	(13.8)
Cost of products sold – special project costs (A)	(3.0)	(0.3)	(6.1)	(0.7)
Other special project costs (A)	(30.6)	(2.8)	(53.5)	(11.4)
Corporate administrative expenses	(83.9)	(64.1)	(173.9)	(128.3)
Other (expense) income – net	(1.6)	0.3	(1.5)	1.6
Income before income taxes	$269.6	$238.9	$492.4	$414.4
(A) Special project costs includes merger and integration and restructuring costs.

The J. M. Smucker Company
Unaudited Reportable Segments Supplemental Information
(Revised to Reflect the New Segment Profit Definition)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
	(Dollars in millions)
Segment profit:
U.S. Retail Coffee	$194.6	$168.7	$548.8	$493.9
U.S. Retail Consumer Foods	129.1	122.4	375.8	369.2
U.S. Retail Pet Foods	124.0	—	355.8	—
International and Foodservice	48.9	47.0	140.6	125.7
Total segment profit	$496.6	$338.1	$1,421.0	$988.8
Amortization	(52.2)	(25.2)	(158.2)	(75.3)
Interest expense – net	(43.6)	(16.8)	(130.6)	(50.4)
Unallocated derivative gains (losses)	6.7	13.4	2.7	(0.4)
Cost of products sold – special project costs (A)	(3.1)	(0.4)	(9.2)	(1.1)
Other special project costs (A)	(41.4)	(5.9)	(94.9)	(17.3)
Corporate administrative expenses	(88.3)	(64.9)	(262.2)	(193.2)
Other income (expense) – net	0.6	0.1	(0.9)	1.7
Income before income taxes	$275.3	$238.4	$767.7	$652.8

	Three Months Ended April 30,		Year Ended April 30,
	2016	2015	2016	2015
	(Dollars in millions)
Segment profit (loss):
U.S. Retail Coffee	$173.8	$129.3	$722.6	$623.2
U.S. Retail Consumer Foods	91.7	96.8	467.5	466.0
U.S. Retail Pet Foods	138.1	(6.4)	493.9	(6.4)
International and Foodservice	38.4	35.9	179.0	161.6
Total segment profit	$442.0	$255.6	$1,863.0	$1,244.4
Amortization	(50.2)	(35.6)	(208.4)	(110.9)
Interest expense – net	(40.5)	(29.5)	(171.1)	(79.9)
Other debt costs	—	(173.3)	—	(173.3)
Unallocated derivative gains (losses)	9.3	(24.1)	12.0	(24.5)
Cost of products sold – special project costs (A)	(3.0)	(5.1)	(12.2)	(6.2)
Other special project costs (A)	(41.0)	(39.3)	(135.9)	(56.6)
Corporate administrative expenses	(111.0)	(81.0)	(373.2)	(274.2)
Other income – net	4.6	2.5	3.7	4.2
Income (loss) before income taxes	$210.2	$(129.8)	$977.9	$523.0
(A) Special project costs includes merger and integration and restructuring costs.